                                                                      Exhibit 11
                     JUST FOR FEET, INC. AND SUBSIDIARIES
                      Computation of Net Income Per Share
                    (In Thousands Except Per Share Amounts)



                                                               Years Ended January 31,
                                                          1997           1996       1995

Income before cumulative effect of change
  in accounting principle                                 $15,960       $9,722     $3,218

Cumulative effect of change in accounting principle,
  net of income taxes                                       2,041
                                                          -------       ------     ------
Net income                                                $13,919       $9,722     $3,218
                                                          =======       ======     ======
Weighted average number of common and common
  equivalent shares outstanding (in thousands)

  Common shares issued                                     27,627       24,246     16,845
  Common equivalent shares for:
    Options                                                 1,469        1,299        932
                                                          -------       ------     ------
    Series A Preferred Stock (1)                                                      171
           Total                                           29,096       25,545     17,948
                                                          =======       ======     ======

Net income per common and common equivalent share:
  Before cumulative effect of change in accounting
    principle                                             $  0.55       $ 0.38     $ 0.18
  Cumulative effect of change in accounting principle        0.07
                                                          -------       ------     ------
  Net income                                              $  0.48       $ 0.38     $ 0.18
                                                          =======       ======     ======

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(1)  The preferred stock was converted to common stock in March 1994.